Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197180, 333-144849, 333-183515, 333-67858, 333-114448 on Form S-8 and 333-195919 on Form S-3 of our reports dated March 16, 2016, relating to the consolidated financial statements and financial statement schedule of VAALCO Energy, Inc. and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's recurring losses from operations and insufficient liquidity due to depressed oil and gas prices, raising substantial doubt about its ability to continue as a going concern) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of VAALCO Energy, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

March  16, 2016